                                                                   Exhibit 10.56

                                                           FORM OF RSU AGREEMENT

                   THE GOLDMAN SACHS 1999 STOCK INCENTIVE PLAN
                           OUTSIDE DIRECTOR RSU AWARD

            This Award Agreement sets forth the terms and conditions of an Award of restricted stock units ("RSUs") granted to you under The Goldman Sachs 1999 Stock Incentive Plan (the "Plan").

            1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement which are not defined in this Award Agreement have the meanings as used or defined in the Plan.

            2. Award. _______________RSUs are subject to this Award. Each RSU constitutes an unfunded and unsecured promise of GS Inc. to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, one share of Common Stock (the "Share") (or cash equal to the Fair Market Value thereof) on the Delivery Date as provided herein. Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of GS Inc. THIS AWARD IS SUBJECT TO ALL TERMS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT.

            3. Delivery.

            (a) In General. Except as provided below in this Paragraph 3 and in Paragraph 6, the Shares shall be delivered on the last business day in May in the year following the date on which you cease to be a director of the Board (the "Delivery Date"). The Firm may deliver cash in lieu of all or any portion of the Shares otherwise deliverable on the Delivery Date. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, delivery of Shares shall be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with The Chase Manhattan Bank or such successor custodian as may be designated by GS Inc. No delivery of Shares shall be made unless you have timely established the Custody Account. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account is properly credited with such Shares.

            (b) Death. Notwithstanding any other provision of this Award Agreement, if you die prior to the Delivery Date, the Shares (or cash in lieu of all or any portion thereof) corresponding to your outstanding RSUs shall be delivered as soon as practicable thereafter to your designated beneficiary (or, if none, your estate).

            4. Dividend Equivalents. Prior to the delivery of Shares (or cash in lieu thereof) pursuant to this Award Agreement, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of the Common Stock, you shall be entitled to receive an amount in cash equal to such regular cash dividend payment that would have been made in respect of the Shares not yet delivered, as if the Shares had been actually delivered.

            5. Non-transferability; Beneficiary Designation. Except as may otherwise be provided by the Committee, the limitations set forth in Section 3.4 of the Plan shall apply. Any assignment in violation of the provisions of this Paragraph 5 shall be void. You may designate, in accordance with procedures established by the Committee, a beneficiary or beneficiaries to receive all or part of the amounts to be paid under this Award Agreement in the event of your death. A designation of a beneficiary may be replaced by a new designation or may be revoked by you at any time in accordance with procedures established by the Committee. If you die without having properly designated a beneficiary, any amounts payable upon your death shall be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive payment of amounts under this Award Agreement, the amounts in question may be paid to your estate, in which event the Firm shall have no further liability to anyone with respect to such amounts. A beneficiary or estate shall have no rights under this Award Agreement other than the right, subject to the immediately preceding sentence, to receive such amounts, if any, as may be payable under this Paragraph 5.

            6. Withholding, Consents and Legends.

            (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan.

            (b) Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Firm's supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

            (c) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable. GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

            7. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.

            8. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and Section 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your beneficiary or estate, if such consent is obtained after your death), except that the Committee reserves the right to accelerate the delivery of the Shares and in its discretion provide that such Shares may not be transferable until the Delivery Date. Any amendment of this Award Agreement shall be in writing signed by the Chief Executive Officer of GS Inc. or his or her designee.

            9. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

            10. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

            IN WITNESS WHEREOF, GS Inc. and you have caused this Award Agreement to be duly executed and delivered as of _________________________.

                                     THE GOLDMAN SACHS GROUP, INC.


                                     By: _______________________________

Accepted and Agreed:


By: _______________________________